EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 9, 2009 (June 18, 2010 as to the effects of discontinued operations of Casino Magic Argentina and Pinnacle Entertainment’s Atlantic City operations), relating to the financial statements and financial statement schedule of Pinnacle Entertainment, Inc. appearing in the Form 8-K of Pinnacle Entertainment, Inc. filed on June 21, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
July 15, 2010